Exhibit 99.1

Cephalon Expects Second Quarter 2010 Results to Exceed Previously Issued Guidance

Frazer, Pa. —  July 21, 2010 —  Cephalon, Inc. (Nasdaq: CEPH) today announced that, based on preliminary financial results, it expects sales and basic adjusted income per common share for the second quarter 2010 to exceed its previously issued guidance driven largely by strong product sales.  The company now anticipates that sales for the second quarter 2010 will be between $705-715 million, up from the previous sales guidance of $645-670 million, resulting in basic adjusted income per common share for the second quarter 2010 of between $2.17-2.22, up from the previous guidance of $1.65-1.75.  Due to the company’s expectations regarding second quarter 2010 financial results, the company is suspending its previously issued full-year 2010 financial guidance.

The company will report second quarter 2010 results on Tuesday, July 27, 2010 at 5:00 p.m.  At that time, it will update full-year 2010 financial guidance.

About Cephalon, Inc.

Cephalon is a global biopharmaceutical company dedicated to discovering, developing and bringing to market medications to improve the quality of life of individuals around the world. Since its inception in 1987, Cephalon has brought first-in-class and best-in-class medicines to patients in several therapeutic areas. Cephalon has the distinction of being one of the world’s fastest-growing biopharmaceutical companies, now among the Fortune 1000 and a member of the S&P 500 Index, employing approximately 4,000 people worldwide. The company sells numerous branded and generic products around the world. In total, Cephalon sells more than 150 products in nearly 100 countries. More information on Cephalon and its products is available at http://www.cephalon.com/.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding sales and earnings guidance, including the exact amount by which actual second quarter 2010 financial results exceed the company’s previously issued guidance; anticipated scientific progress on its research programs; development of potential pharmaceutical products; interpretation of clinical results; prospects for regulatory approval; manufacturing development and capabilities; market prospects for its products; and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

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Contacts:

Media:	Investor Relations:
Candace Steele Flippin	Chip Merritt
610-727-6231 (office)	610-738-6376 (office)
csteele@cephalon.com	cmerritt@cephalon.com